UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)     November 15, 2007
NEOPROBE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-26520	31-1080091

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

425 Metro Place North, Suite 300, Columbus, Ohio	43017

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code     (614) 793-7500

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.
     On November 15, 2007, Neoprobe Corporation (the “Company”) entered into a Supply and Distribution Agreement (the “Distribution Agreement”) with Cardinal Health 414, LLC (“Cardinal Health”). Pursuant to the terms of the Distribution Agreement, Cardinal Health will market and distribute Lymphoseek® on an exclusive basis in the United States. Lymphoseek (Technetium Tc99m DTPA-mannosyl-dextran) is a proprietary radioactive lymphatic mapping targeting agent being developed by the Company for use with hand held gamma detection devices, such as the Company’s neo2000® system, in a surgical procedure known as Sentinel Lymph Node Biopsy (SLNB). The initial term of the agreement commenced on November 15, 2007, and continues in effect for a period of sixty (60) months following receipt of clearance to market Lymphoseek. The term of the agreement will renew automatically for an additional year at the end of the initial term (and shall continue to renew annually thereafter), unless either party provides notice of non-renewal at least six (6) months prior to the end of the then-current term.
     The foregoing description of the terms of the Distribution Agreement is qualified in its entirety by reference to the full text of the Distribution Agreement, a copy of which is attached hereto as Exhibits 10.1, and incorporated herein in its entirety by reference.
Item 9.01   Financial Statements and Exhibits.
(d)  Exhibits.

Exhibit
Number	Exhibit Description

10.1	Supply and Distribution Agreement, dated November 15, 2007, by and between Neoprobe Corporation and Cardinal Health 414, LLC (portions of this Exhibit have been omitted pursuant to a request for confidential treatment and have been filed separately with the Commission).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Neoprobe Corporation
Date: November 21, 2007	By:	/s/ Brent L. Larson
Brent L. Larson, Vice President Finance and
Chief Financial Officer

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